Exhibit 99.1

American Software Reports Preliminary Fourth Quarter and Fiscal Year 2017 Results

Cloud Services Annual Contract Value Increases 59% for the Quarter

ATLANTA--(BUSINESS WIRE)--June 22, 2017--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the fourth quarter and fiscal 2017.

Key fourth quarter financial highlights:

  Cloud Services Annual Contract Value (ACV) increased approximately 59% to $6.1 million as of the quarter ended April 30, 2017 compared to $3.8 million as of the same period of the prior year. The ACV is comprised of software-as-a-service (SaaS) ACV of $3.8 million, a 100% increase when compared to approximately $1.9 million as of the same period last year, and other cloud services ACV of $2.3 million, a 21% increase when compared to $1.9 million as of the same period last year.
  Total revenues for the quarter ended April 30, 2017 were $26.3 million, a decrease of 9% over the comparable period last year.
  Software license revenues for the quarter ended April 30, 2017 were $3.9 million, a decrease of 41% compared to the same period last year.
  Services and other revenues for the quarter ended April 30, 2017 were $11.9 million compared to $12.0 million for the same period last year.
  Maintenance revenues for the quarter ended April 30, 2017 increased 2% to $10.5 million compared to $10.3 million for the same period last year.
  Operating earnings for the quarter ended April 30, 2017 decreased 23% to $3.0 million compared to $3.9 million the same period last year.
  GAAP net earnings for the quarter ended April 30, 2017 increased to $10.3 million or $0.34 per fully diluted share compared to $3.4 million or $0.12 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended April 30, 2017, which excludes non-cash stock-based compensation expense, amortization of acquisition-related intangibles, a discrete tax adjustment and the proceeds from the sale of real estate were $2.7 million or $0.09 per fully diluted share compared to $3.3 million or $0.11 per fully diluted share for the same period last year, which excluded non-cash stock-based compensation expense, amortization of acquisition-related intangibles and discrete tax adjustments.
  EBITDA decreased by 13% to $4.6 million for the quarter ended April 30, 2017 compared to $5.3 million for the quarter ended April 30, 2016.
  Adjusted EBITDA decreased 14% to $4.9 million for the quarter ended April 30, 2017 compared to $5.7 million for the quarter ended April 30, 2016. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Key fiscal 2017 financial highlights:

  Total revenues for the twelve months ended April 30, 2017 decreased 7% to $106.3 million compared to $113.9 million the same period last year.
  Software license fees for the twelve months ended April 30, 2017 decreased 29% to $15.6 million compared to $22.0 million the same period last year.
  Services and other revenues for the twelve months ended April 30, 2017 decreased 5% to $48.3 million compared to $51.1 million the same period last year.
  Maintenance revenues for the twelve months ended April 30, 2017 increased 4% to $42.4 million compared to $40.7 million the same period last year.
  For the twelve months ended April 30, 2017, the Company reported operating earnings of approximately $7.8 million compared to $13.5 million for the same period last year, a 43% decrease over the same period last year.
  GAAP net earnings were approximately $14.6 million or $0.49 per fully diluted share for the twelve months ended April 30, 2017, a 43% increase compared to $10.2 million or $0.35 per fully diluted share for the same period last year.
  Adjusted net earnings for the twelve months ended April 30, 2017, which excludes stock-based compensation expense, amortization of acquisition-related intangibles, a discrete tax adjustment and the proceeds from the sale of real estate decreased 23% to $8.0 million or $0.27 per fully diluted share, compared to $10.5 million or $0.36 per fully diluted share for the same period last year, which also excluded stock-based compensation expenses, acquisition-related amortization of intangibles and discrete tax adjustments.
  Adjusted EBITDA decreased 24% to $15.8 million for the twelve months ended April 30, 2017 compared to $20.7 million for the twelve months ended April 30, 2016. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation.

The Company is including ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period. A reconciliation of these non-GAAP financial measures to their nearest U.S. GAAP measure appears in the accompanying financial tables.

The overall financial condition of the Company remains strong, with cash and investments of approximately $89.8 million and no debt as of April 30, 2017. During fiscal year 2017, the overall cash and investments balance increased by $11.9 million when compared to April 30, 2016 and the Company paid approximately $12.5 million in shareholder dividends.

In the fourth quarter, the Company divested excess real estate, amounting to approximately 40% of our land holdings, for approximately $13.4 million and recorded an after-tax gain of approximately $7.9 million.

“We saw improving market conditions for supply chain and planning investments during the fourth quarter of fiscal year 2017 which included an increase in customers selecting SaaS subscriptions as a preferred engagement model. As a result of more customers leveraging our SaaS and Cloud Services offerings, we are pleased to report a significant 59% increase in Cloud Services Annual Contract Value (ACV) when compared to the same quarter in the prior year,” said Allan Dow, president of American Software.

“As we continue our thoughtful and measured transition from a perpetual licensing to a SaaS subscription engagement model, we continue to offer customers the choice to select the option that aligns with their strategic goals. The SaaS approach delivers our portfolio of cloud-architected solutions with a subscription agreement that includes access, platform management and ongoing maintenance services,” continued Dow. “During this transition, we expect our perpetual license fee revenue recognition will continue to fluctuate quarter-to-quarter. However, as SaaS subscriptions become the platform of choice, the Company will gain better visibility of future revenue flow and continued growth in ACV.”

“During fiscal year 2017, we welcomed 34 new customers, signed agreements with customers in 18 countries, continued our aggressive investment in research and development, and expanded our global presence,” stated Dow. “Fiscal year 2018 is off to a great start and we remain optimistic about our growth plans despite the continued global macro-economic sluggishness which impacted fiscal year 2017 and may introduce additional uncertainty into future revenue streams.”

Additional highlights for the fourth quarter of fiscal 2017 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the fourth quarter include: Aden + Anais, Ashley Furniture, Assa Abloy, Blommer Chocolate Company, Berry Global, Bloomers, Briggs & Stratton, Cycles Lambert, Capral, e.l.f. Cosmetics, Intertape Polymer Group, It Works! Marketing, Jockey International, Kolmar Laboratories, Mega Labs S.A., Royce Too, Shiseido Americas, and Steinhoff Asia Pacific Limited.
  During the quarter, software license and/or SaaS subscription agreements were signed with customers located in the following 13 countries: Australia, Belgium, Canada, Denmark, Finland, Ireland, Mexico, Norway, Sweden, Switzerland, the United Kingdom, the United States and Uruguay.
  Logility Inc., a wholly-owned subsidiary of the Company, announced The ALDO Group, a global creator and operator of footwear and accessory brands, deployed Logility Voyager Solutions™ as the foundation for the company’s sales and operations planning (S&OP) and supply chain transformation initiative to better serve its customers across multiple channels.
  Logility announced Infineum International Limited, a world leader in the formulation, manufacture and marketing of additives for the fuel and lubricant industry, selected Logility Voyager Solutions to optimize the inventory and shipment aspects of its supply chain to increase operational efficiencies and improve customer service.
  Logility announced that Vista Outdoor received the “2017 Sailing to New Heights with Logility” award. Presented at the Logility Connections 2017 conference, the award highlighted Vista Outdoor for its supply chain transformation and implementation of a robust S&OP process.
  Logility announced the recipients of the Logility “2017 SAILS Leadership Award. ChemPoint, Glen Raven Custom Fabrics, LaCrosse Footwear and Sensient Colors were recognized for driving supply chain excellence through the use of Logility Voyager Solutions.

Company & Technology

  NGC Software, a wholly-owned subsidiary of the Company, announced the release and general availability of its next-generation Andromeda cloud platform for fashion retailers and brand owners. Andromeda powers the Connected Enterprise by bringing together all departments – Merchandising, Product Development, Sourcing, Compliance, Purchasing, Production, Quality, Logistics, Marketing and Sales – in a single cloud-based solution that connects vendors, suppliers and other providers.
  NGC Software announced the release and general availability of its Andromeda Vendor Compliance cloud solution for fashion retailers and brand owners. With the use of Andromeda Vendor Compliance, retailers and brand owners can ensure Corporate Social Responsibility (CSR) compliance by streamlining vendor management.
  Logility invited retail planning and supply chain professionals to the webcast, Delivering the Omni-Channel Promise. This event discussed the results of a recent Merchandise Planning market research study, including practical ideas and opportunities for retailers to achieve a holistic omni-channel strategy.
  Logility held its customer conference, Connections 2017: Playmakers at the Omni Atlanta Hotel at CNN Center, 13 – 15 March 2017. The all-star lineup of speakers featured a keynote presentation from Gartner, as well as several Logility customers including AdvancePierre, ALDO, Ashley Furniture, Brightstar, Chempoint, Daltile, Ferguson, Hostess Brands, Kelly-Moore Paints, Lacrosse Footwear, L’Oreal, Niagara, Sensient, SPANX, Vitalize and Vista Outdoor.
  Logility announced Food Logistics magazine selected Logility for the 13th consecutive year for inclusion in its annual FL100, a recognition of the top 100 technology providers for the food and beverage industry. Logility was recognized for its proven track record of helping companies reduce their supply chain costs, drive enhanced visibility and boost their supply chain efficiency.
  Logility announced the company was named the leader in customer satisfaction for supply chain planning by the readers of Consumer Goods Technology magazine. This honor is part of Logility’s recognition for the 17th consecutive year as a recipient of the Consumer Goods Technology Readers’ Choice Award.
  Logility announced three of its executive leadership team were named Supply & Demand Chain Executive 2017 Provider Pros to Know. Allan Dow, president, Don Thomas, executive vice president of customer service, and Mark Balte, executive vice president of research and development. Additionally, Demand Management, Inc., a wholly-owned subsidiary of Logility, announced Bill Harrison, president, was named a 2017 Provider Pros to Know. All were recognized for their contributions towards helping businesses turn their complex supply chain challenges into opportunities that drive tangible results.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large, and Fortune 500 companies realize substantial bottom-line results in record time. Logility Voyager Solutions™ is a complete supply chain and retail optimization solution suite that features an advanced analytics architecture and provides supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); Integrated Business Planning (IBP), supply and inventory optimization; manufacturing planning and scheduling; retail merchandise and assortment planning and allocation; and transportation planning and management. Logility customers include Abercrombie & Fitch, Big Lots, Parker Hannifin, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use software-as-a-service (SaaS) supply chain solutions for manufacturers and distributors designed to increase forecast accuracy, improve customer service levels, and reduce overall inventory to maximize profits and lower costs. Demand Solutions DSX offers demand planning, collaborative forecasting, inventory planning, production planning and scheduling, S&OP and IBP. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com, and Newfoundland Labrador Liquor Corporation. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, supply chain management, ERP, and shop floor control software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Billabong, Carter’s, Destination XL, Hugo Boss, Jos. A. Bank, Marchon Eyewear, Spanx, Swatfame and many others. For more information about American Software, named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company’s products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company’s revenues. For further information about risks the Company could experience as well as other information, please refer to the Company’s current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc.; Demand Solutions is a registered trademark of Demand Management, Inc.; and NGC and New Generation Computing are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2017	2016	Pct Chg.	2017	2016	Pct Chg.
Revenues:
License	$3,858	$6,556	(41%)	$15,584	$22,043	(29%)
Services & other	11,928	11,990	(1%)	48,313	51,099	(5%)
Maintenance	10,480	10,320	2%	42,389	40,747	4%
Total Revenues	26,266	28,866	(9%)	106,286	113,889	(7%)

Cost of Revenues:
License	2,053	1,914	7%	7,563	7,688	(2%)
Services & other	7,655	8,545	(10%)	33,814	37,100	(9%)
Maintenance	2,218	2,568	(14%)	9,707	9,441	3%
Total Cost of Revenues	11,926	13,027	(8%)	51,084	54,229	(6%)
Gross Margin	14,340	15,839	(9%)	55,202	59,660	(7%)
Operating expenses:
Research and development	3,800	3,636	5%	15,613	14,494	8%
Less: capitalized development	(1,253)	(564)	122%	(3,724)	(3,246)	15%
Sales and marketing	4,980	6,197	(20%)	20,287	22,164	(8%)
General and administrative	3,498	2,642	32%	14,180	12,449	14%
Provision for doubtful accounts	20	-	0%	39	-	0%
Amortization of acquisition-related intangibles	339	68	399%	1,041	272	283%

Total Operating Expenses	11,384	11,979	(5%)	47,436	46,133	3%
Operating Earnings	2,956	3,860	(23%)	7,766	13,527	(43%)
Interest Income & Other, Net	12,331	932	1223%	13,849	1,173	1081%
Earnings Before Income Taxes	15,287	4,792	219%	21,615	14,700	47%
Income Tax Expense	5,009	1,386	261%	6,994	4,458	57%
Net Earnings	$10,278	$3,406	202%	$14,621	$10,242	43%
Earnings per common share: (1)
Basic	$0.35	$0.12	192%	$0.50	$0.36	39%
Diluted	$0.34	$0.12	183%	$0.49	$0.35	40%

Weighted average number of common shares outstanding:
Basic	29,533	28,858		29,232	28,727
Diluted	29,845	29,063		29,567	29,005

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2017	2016	Pct Chg.	2017	2016	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$10,278	$3,406	202%	$14,621	$10,242	43%
Income Tax Expense	5,009	1,386	261%	6,994	4,458	57%
Interest (Income) Expense & Other, Net	(12,331)	(932)	nm	(13,849)	(1,173)	1081%
Amortization of intangibles	1,456	1,207	21%	5,909	4,811	23%
Depreciation	140	193	(27%)	731	807	(9%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	4,552	5,260	(13%)	14,406	19,145	(25%)

Stock-based compensation	317	404	(22%)	1,428	1,593	(10%)
Adjusted EBITDA	$4,869	$5,664	(14%)	$15,834	$20,738	(24%)

EBITDA , as a percentage of revenues	17%	18%		14%	17%

Adjusted EBITDA , as a percentage of revenues	19%	20%		15%	18%

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2017	2016	Pct Chg.	2017	2016	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$10,278	$3,406	202%	$14,621	$10,242	43%
Discrete Tax Adjustments	-	-	nm	-	(182)	nm
GA R&D Tax Credit (2)(3)	(89)	(436)	(80%)	(294)	(871)	(66%)
Gain from Sale of Building(2)	(7,918)	-	nm	(7,961)	-	nm
Amortization of acquisition-related intangibles (2)	228	48	375%	704	190	271%
Stock-based compensation (2)	213	271	(21%)	965	1,110	(13%)
Adjusted Net Earnings	$2,712	$3,289	(18%)	$8,035	$10,489	(23%)

Adjusted non-GAAP diluted earnings per share	$0.09	$0.11	(18%)	$0.27	$0.36	(25%)

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.34 and $0.49 for the three and twelve months ended April 30, 2017, respectively. Diluted per share for Class B shares under the two-class method are $0.12 and $0.36 for the three and twelve months ended April 30, 2016, respectively.

(2) - Tax affected using the effective tax rate for the three and twelve months period ended April 30, 2017 and 2016.

(3) - The GA R&D tax credit is recorded to General & Administration expense.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)

	April 30,	April 30,
	2017	2016

Cash and Cash Equivalents	$66,001	$49,004
Short-term Investments	19,332	20,957
Accounts Receivable:
Billed	17,060	17,104
Unbilled	2,811	3,444
Total Accounts Receivable, net	19,871	20,548
Prepaids & Other	4,322	3,586
Current Assets	109,526	94,095

Investments - Non-current	4,455	7,924

PP&E, net	2,055	3,396
Capitalized Software, net	8,614	9,140
Goodwill	19,549	18,749
Other Intangibles, net	3,399	1,858
Other Non-current Assets	1,176	1,562
Total Assets	$148,774	$136,724

Accounts Payable	$1,541	$1,280
Accrued Compensation and Related costs	3,329	4,349
Dividend Payable	3,259	2,887
Other Current Liabilities	5,171	2,779
Deferred Revenues - Current	29,437	27,999
Current Liabilities	42,737	39,294

Deferred Revenues - Non-current	214	612
Deferred Tax Liability - Non-current	1,994	1,319
Other Long-term Liabilities	79	605
Long-term Liabilities	2,287	2,536

Total Liabilities	45,024	41,830

Shareholders’ Equity	103,750	94,894

Total Liabilities & Shareholders’ Equity	$148,774	$136,724

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Twelve Months Ended
	April 30,
	2017	2016

Net cash provided by operating activities	$19,780	$18,291

Capitalized computer software development costs	(3,724)	(3,246)
Purchases of property and equipment, net of disposals	(731)	(655)
Purchase of business, net of cash acquired	(4,441)	-
Proceeds from disposal of fixed assets	13,134	-

Net cash provided by (used in) investing activities	4,238	(3,901)

Dividends paid	(12,539)	(11,478)
Payment for accrued acquisition consideration	(200)	(200)
Repurchase of common stock	-	(181)
Proceeds from exercise of stock options	5,718	1,818

Net cash used in financing activities	(7,021)	(10,041)

Net change in cash and cash equivalents	16,997	4,349
Cash and cash equivalents at beginning of period	49,004	44,655

Cash and cash equivalents at end of period	$66,001	$49,004

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer